Registration No.


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549


                                 FORM S-3

                          REGISTRATION STATEMENT

                                   Under

                        THE SECURITIES ACT OF 1933


                   SOUTH CAROLINA ELECTRIC & GAS COMPANY
          (Exact name of registrant as specified in its charter)


        South Carolina                                       57-0248695
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                              1426 Main Street
                       Columbia, South Carolina 29201
                               (803) 217-9000
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               H. T. Arthur, II
                Senior Vice President and General Counsel
                             SCANA Corporation
                             1426 Main Street
                      Columbia, South Carolina 29201
                              (803) 217-8547
                 (Name, address, including zip code, and
        telephone number, including area code, of agent for service)

                               With copies to:

             John W. Currie, Esq.                  J. Michael Parish, Esq.
            McNair Law Firm, P.A.                 Thelen Reid & Priest LLP
        1301 Gervais Street - 17th Floor 40 West 57th Street Columbia,  SC 29201
           New York, NY 10019
               (803) 799-9800                         (212) 603-2000

Approximate date of commencement of proposed sale to the public: After the effective date of the Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. (---)

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (___)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (___)

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. (___)

                      CALCULATION OF REGISTRATION FEE

                                       Proposed    Proposed            Amount
    Title of                           maximum       maximum             of
 each class of                      offering price  aggregate      registration
securities to be       Amount to      per unit*    offering price*      fee
  registered         be registered

First Mortgage Bonds $300,000,000      100%        $300,000,000      $83,400

* Determined solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION DATED ____________ ___, 1999.

PROSPECTUS

                                  $300,000,000

                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                1426 Main Street
                         Columbia, South Carolina 29201
                                 (803) 217-9000
                     Internet Address: http://www.scana.com

                              First Mortgage Bonds


         South Carolina Electric & Gas Company may offer and sell from time to time up to $300,000,000 aggregate principal amount of its New Bonds. SCE&G may sell the New Bonds in one or more series (1) through underwriters or dealers,
(2) directly to a limited number of institutional purchasers or (3) through agents. See "PLAN OF DISTRIBUTION." We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplement before you invest.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is ___________ ___, 1999.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell any or all of the New Bonds described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the New Bonds. Each time we sell New Bonds, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the relevant prospectus supplement, together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

         We believe we have included all information material to investors but certain details that may be important for specific investment objectives have not been included. To see more detail, you should read the exhibits filed with the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we have preferred stock which is listed on the New York Stock Exchange, you may also read our filings at the Stock Exchange offices at 20 Broad Street, New York, New York 10005.

         This prospectus does not repeat important information that you can find in the registration statement and in the reports and other documents which we file with the SEC under the Securities Exchange Act of 1934. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, a Current Report on Form 8-K dated February 16, 1999, and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the New Bonds.

         We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

         You may request a copy of our SEC filings at no cost by writing or telephoning us at the following address:

         H. John Winn, III
         Manager - Investor Relations and Shareholder Services
         South Carolina Electric & Gas Company
         Columbia, South Carolina 29218
         (803) 217-9240

         You may obtain more information by contacting the Internet website of SCE&G's parent company, SCANA Corporation, at http://www.scana.com.

         You should rely on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                      SOUTH CAROLINA ELECTRIC & GAS COMPANY

         SCE&G is a wholly-owned subsidiary of SCANA Corporation and is a regulated public utility which generates, transmits, distributes and sells electricity, and purchases and sells natural gas at retail, in South Carolina. SCE&G also operates an urban bus service in Columbia, South Carolina. The SCE&G electric service area covers over 15,000 square miles and extends into 24 counties in central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 31 of the 46 counties in South Carolina. The total population of SCE&G's combined electric and gas service area is approximately 2.3 million. SCE&G has its principal executive offices at 1426 Main Street, Columbia, South Carolina 29201, telephone number
(803) 217-9000.

                       RATIO OF EARNINGS TO FIXED CHARGES

         SCE&G's historical ratios of earnings to fixed charges are as follows:

    Twelve Months          Year Ended December 31,
Ended June 30, 1999    1998    1997      1996    1995     1994
-------------------    ----    ----      ----    ----     ----

           4.07        4.52    3.85      3.80    3.41     3.46


For purposes of this ratio, earnings represent net income plus income taxes and fixed charges. Fixed charges represent interest charges and the estimated interest portion of annual rentals.


                                 USE OF PROCEEDS

         SCE&G will use the proceeds from the sale of the New Bonds to finance its construction program and to reduce short-term indebtedness incurred for such purpose, to refinance senior securities and for other general corporate purposes.


                          DESCRIPTION OF THE NEW BONDS

General

         SCE&G will issue the New Bonds in one or more series under an Indenture, dated as of April 1, 1993, between SCE&G and The Bank of New York, successor to NationsBank of Georgia, National Association, as trustee (the "Trustee"), as supplemented (the "Mortgage"). The New Bonds and all other debt securities issued and outstanding under the Mortgage are referred to in this prospectus as the "Bonds." Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given those terms in the Mortgage. The summaries under this heading are not detailed. Whenever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those statements are qualified by reference to the Mortgage. References to article and section numbers under this heading, unless otherwise indicated, are references to article and section numbers of the Mortgage. A copy of the Mortgage is included as an exhibit to the registration statement of which this prospectus is a part.

         Each prospectus supplement which accompanies this prospectus will set forth the following information to describe the series of New Bonds related to that prospectus supplement, unless the information is the same as the information included under the captions "Payment of New Bonds; Transfers; Exchanges" and "Redemption" in this prospectus:

o    the title of the series of New Bonds;

o    any limit upon the aggregate principal amount of the series of New Bonds;

o the date or dates on which the principal of the series of New Bonds will be payable;

o the rate or rates at which the series of New Bonds will bear interest, if any (or the method of calculating the rate); the date or dates from which the interest will accrue; the dates on which the interest will be payable ("Interest Payment Dates"); the record dates for the interest payable on the Interest Payment Dates;

o any option of SCE&G to redeem the series of New Bonds and redemption terms and conditions;

o any obligation of SCE&G to redeem or purchase the series of New Bonds pursuant to any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

o    the denominations of the series of New Bonds;

o whether the series of New Bonds are subject to a book-entry system of transfers and payments; and

o any other particular terms of the series of New Bonds and of their offering.

Payment of New Bonds; Transfers; Exchanges

         We will pay any interest which is due on each New Bond to the person in whose name that New Bond is registered as of the close of business on the record date relating to the Interest Payment Date. However, we will pay interest which is payable when the New Bonds mature (whether the New Bonds mature on their stated date of maturity, the date the New Bonds are redeemed or otherwise) to the person to whom the relevant principal payment on the New Bonds is paid.

         We will pay principal of, any premium and interest on, the New Bonds at the office or agency of SCE&G in Atlanta, Georgia (currently, the Trustee). The prospectus supplement identifies any other place of payment and any other paying agent. SCE&G may change the place at which the New Bonds will be payable, may appoint one or more additional paying agents (including SCE&G) and may remove any paying agent, all at its discretion. (Section 702)

         You may transfer or exchange the New Bonds for other New Bonds of the same series, authorized denominations (which are, unless otherwise stated in the prospectus supplement, denominations of $1,000 and any integral multiple thereof) and of like tenor and aggregate principal amount, at the office or agency of SCE&G in Atlanta, Georgia (currently, the Trustee). At our discretion, we may change the place for registration and transfer of the New Bonds, and we may appoint one or more additional Security Registrars (including SCE&G) and remove any Security Registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional Security Registrar. You are not responsible for paying a service charge for any transfer or exchange of the New Bonds, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the New Bonds. (Sections 202 and 205)

         For additional information with respect to the rights of the owners of beneficial interests in New Bonds subject to a book-entry system of transfers and payments, see "BOOK-ENTRY SYSTEM."

Redemption

         The New Bonds are subject to redemption, as set forth in the relevant prospectus supplement, only upon notice by mail not less than 30 days prior to the redemption date. If less than all the New Bonds of a series are to be redeemed, the particular New Bonds to be redeemed will be selected by that method as shall be provided for any particular series, or in the absence of any such provision, by any method as the Security Registrar deems fair and appropriate. (Sections 903 and 904)

         We may make any redemption conditional upon receipt by the Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Trustee has not received that money, we will not be required to redeem those New Bonds. (Section 904)

Security

     General. The New Bonds will be equally and ratably secured with all other Bonds issued under the Mortgage. The Bonds are secured by:

o a like principal amount of non-interest bearing first mortgage bonds (the "Class A Bonds" as more particularly described below), and

o the lien of the Mortgage on substantially all of the properties of SCE&G used in the generation, purchase, transmission, distribution and sale of electricity and any other property which SCE&G may elect to subject to the lien of the Mortgage on the Mortgaged Property.

The lien of the Mortgage is junior to the lien of SCE&G's Indenture, dated as of January 1, 1945 (the "Class A Mortgage") to The Chase Manhattan Bank, successor to Central Hanover Bank and Trust Company, as trustee (the "Class A Trustee").

         If SCE&G merges or is consolidated into another corporation and certain conditions set forth in the Mortgage are satisfied, then SCE&G may deliver to the Trustee bonds issued under an existing mortgage on the properties of such other corporation in lieu of or in addition to Class A Bonds. In that event, the Bonds will be secured, additionally, by such bonds (which would become Class A Bonds) and by the lien of the Mortgage on the properties of such other corporation, subject to such existing mortgage, which lien would be junior to the liens of such existing mortgage (which would become a Class A Mortgage) and the Class A Mortgage. (Section 1206)

         When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds held by the Trustee, then, subject to the satisfaction of certain conditions, the Trustee will surrender those Class A Bonds for cancellation and the related Class A Mortgage will be satisfied and discharged. In that event, the lien of such Class A Mortgage on SCE&G's property will cease to exist and the Mortgage will constitute, subject to certain exceptions, a first mortgage lien on the property mortgaged thereby. (Section 1207)

         Class A Bonds. The Class A Bonds are issued under the Class A Mortgage, and delivered to the Trustee under the Mortgage. The Class A Bonds will be registered in the name of the Trustee and will be owned and held, subject to the provisions of the Mortgage, for the benefit of the holders of all of the Bonds Outstanding from time to time. SCE&G will have no interest in the Class A Bonds designated as the basis for authentication and delivery of Bonds. (Section 1201)

         The Trustee may not transfer any Class A Bonds which have been designated as the basis for the authentication and delivery of Bonds, except to a successor trustee. At the time any Bonds which have been authenticated and delivered upon the basis of Class A Bonds are no longer Outstanding, SCE&G may request the Trustee to surrender for cancellation an equal principal amount of such Class A Bonds. (Sections 1203 and 1204)

              Lien of the Mortgage. The properties subject to the lien of the Mortgage are also subject to the prior first mortgage lien of the Class A Mortgage. As discussed under the heading "The Class A Mortgage--Security," the lien of the Class A Mortgage is a first mortgage lien, subject to certain exceptions, against the properties subject thereto. Until the Class A Mortgage is discharged, the Bonds have the benefit of the lien of the Class A Mortgage on the property mortgaged thereby, to the extent of the aggregate principal amount of Class A Bonds designated as the basis for the authentication and delivery of Bonds held by the Trustee. (Granting Clauses and Article Twelve)

         The lien of the Mortgage is also subject to liens on after-acquired property existing at the time of acquisition and to various liens, including:

o   tax  liens,   mechanics',   materialmen's  and  similar  liens  and  certain
    employees' liens, in each case, which are not delinquent and which are being contested,

o certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title to, the property subject to the lien of the Mortgage which do not materially impair its use by SCE&G,

o   certain leases, and

o   certain other liens and encumbrances.  (Granting Clauses and Section 101)

    The  following,  among  other  things,  are  excepted  from  the lien of the
Mortgage:

o  cash and securities not held under the Mortgage,

o contracts, leases and other agreements, bills, notes and other instruments, receivables, claims, certain intellectual property rights and other general intangibles,

o automotive and similar vehicles, movable equipment, and railroad, marine and flight equipment,

o all goods, stock in trade, wares and merchandise held for sale in the ordinary course of business,

o fuel (including nuclear fuel assemblies), materials, supplies and other personal property consumable in the operation of SCE&G's business,

o  portable equipment,

o furniture and furnishings, and computers, machinery and equipment used exclusively for corporate administrative or clerical purposes,

o  electric energy, gas and other products generated, produced or purchased,

o substances mined, extracted or otherwise separated from the land and all rights thereto, leasehold interests, and,

o with certain exceptions, all property which is located outside of the State of South Carolina or Columbia County, Georgia.
              (Granting Clauses)

     The Mortgage contains provisions subjecting (with certain exceptions and limitations and subject to the prior lien of the Class A Mortgage) after-acquired electric utility property to the lien of the Mortgage. (Granting Clauses)

         The Mortgage provides that the Trustee has a lien upon the property subject to the lien of the Mortgage, for the payment of its compensation and expenses. This Trustee's lien is prior to the lien on behalf of the holders of the Bonds. (Section 1607)

Issuance of Bonds

         The maximum principal amount of Bonds which SCE&G may issue under the Mortgage is unlimited. (Section 201) SCE&G may issue Bonds of any series from time to time on the basis of, and in an aggregate principal amount not exceeding

o the aggregate principal amount of Class A Bonds issued and delivered to the Trustee and designated by SCE&G as the basis for such issuance,

o 70% of the amount of Unfunded Net Property Additions (generally defined as Property Additions (net of retirements) which are not subject to the lien of the Class A Mortgage and which have not been made or deemed to have been made the basis of the authentication and delivery of Bonds or used for other purposes under the Mortgage),

o        the aggregate principal amount of retired Bonds, and

o cash deposited with the Trustee. (Sections 101 and 302 and Articles Four, Five and Six)

         Property Additions are generally defined to include any Property subject to the lien of the Mortgage which SCE&G may elect to designate as such, except (with certain exceptions) goodwill, going concern value rights, intangible property or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of SCE&G. (Section
104)

         Since the Mortgaged Property is subject to the lien of the Class A Mortgage, the New Bonds are issued on the basis of Class A Bonds. The amount of Bonds SCE&G may issue on that basis will be limited by the amount of Class A Bonds which may be issued under the Class A Mortgage. See "The Class A Mortgage
- Issuance of Additional Bonds."

         With certain exceptions in the case of Bonds issued on the basis of Class A Bonds and retired Bonds as described above, we can issue Bonds only if the Adjusted Net Earnings of SCE&G for 12 consecutive months within the preceding 18 months is at least twice the Annual Interest Requirements on:

o        all Bonds at the time outstanding,

o        the Bonds then applied for, and

o all outstanding Class A Bonds other than Class A Bonds held by the Trustee under the Mortgage. (Sections 103, 301, 302 and 501)

Release of Property

         SCE&G may obtain the release of property from the lien of the Mortgage either upon the basis of an equal amount of Unfunded Net Property Additions or upon the basis of the deposit of cash or a credit for Retired Securities and certain other obligations. SCE&G may also obtain the release of property upon the basis of the release of the property from the lien of the Class A Mortgage. (Article Ten)

Withdrawal of Cash

         SCE&G may withdraw cash deposited as the basis for the issuance of Bonds and cash representing payments in respect of Class A Bonds designated as the basis for the issuance of Bonds upon the basis of (1) Unfunded Net Property Additions in an amount equal to ten-sevenths of such cash, (2) an equal amount of Retired Bonds or (3) an equal amount of Class A Bonds not then designated as the basis for the issuance of Bonds or the withdrawal of cash. (Sections 601 and 1202) In addition, SCE&G may withdraw cash upon the basis of (a) an equal amount of Unfunded Net Property Additions, or (b) ten-sevenths of the amount of Retired Securities, or may apply such cash to (y) the purchase of Bonds (at prices not exceeding ten-sevenths of the principal amount thereof) or (z) the redemption or payment at stated maturity of Bonds. (Sections 601 and 1005)

Modification of Mortgage

         Except for modifications which will not have a material adverse effect upon the interests of the Holders of the Bonds, the holders of a majority in aggregate principal amount of the Outstanding Bonds (or if only certain series would be affected, the Outstanding Bonds of that series) must consent to amend the Mortgage. However, no amendment may, without the consent of the holder of each Outstanding Bond directly affected by the amendment, (1) change the Stated Maturity of the principal of or interest on that Bond, or reduce the principal amount, or the rate of interest on that Bond, or (2) permit the creation of a lien prior to the lien of the Mortgage on substantially all of the Mortgaged Property or otherwise deprive those holders of the security of the lien of the Mortgage. (Section 1702)

Events of Default

         Each of the following events is an Event of Default under the Mortgage:

o SCE&G fails to make payments of principal or premium within three days, or interest within 60 days, after the due date,

o SCE&G fails to perform or breaches any other covenant or warranty for a period of 90 days after notice,

o SCE&G files for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur, and

o        SCE&G defaults under any Class A Mortgage.  (Section 1101)

         If an Event of Default occurs and is continuing, either the Trustee or the Holders of 25% in principal amount of the Outstanding Bonds may declare the principal amount of all of the Outstanding Bonds to be immediately due and payable. After the declaration of maturity has been made, but before the sale of any of the Mortgaged Property and before the Trustee has obtained a judgment or decree for payment of money, the Event of Default giving rise to such declaration of acceleration will be waived, and such declaration and its consequences will be rescinded and annulled, if SCE&G cures such Event of Default. (Sections 1102 and 1117)

         The Holders of a majority in principal amount of the Outstanding Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage available to the Trustee or exercising any trust or power conferred on the Trustee. No Holder of any Bond has the right to institute any proceeding with respect to the Mortgage, or for the appointment of a receiver or for any other remedy thereunder, unless

o that Holder previously gave written notice of an Event of Default to the Trustee,

o        the  Holders of a majority in  principal  amount of  Outstanding  Bonds
         tendered  to  the  Trustee  reasonable   indemnity  against  costs  and
         liabilities and requested that the Trustee take action,

o        the Trustee declined to take action, and

o the Holders of a majority in principal amount of Outstanding Bonds have given no inconsistent direction;

     provided, however, that each Holder of a Bond has the right to enforce payment of that Bond when due. (Sections 1111, 1112 and 1116)

         In addition to the rights and remedies provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as the owner and holder of Class A Bonds which arises as a result of a default under the Class A Mortgage. (Section 1119)

Evidence of Compliance

     The Trust Indenture Act requires that SCE&G give the Trustee, at least annually, a brief statement as to SCE&G's compliance with the conditions and covenants under the Mortgage. (Article Eight)


The Class A Mortgage

         General. Capitalized terms used under this sub-heading which are not otherwise defined in this prospectus have the meanings ascribed to those terms in the Class A Mortgage. The summaries under this sub-heading are not detailed. Whenever particular provisions of the Class A Mortgage or terms defined in the Class A Mortgage are referred to in this section, those provisions or definitions are qualified by reference to the Class A Mortgage. References to article and section numbers in this sub-heading, unless otherwise indicated, are references to article and section numbers of the Class A Mortgage. A copy of the Class A Mortgage is included as an exhibit to the registration statement of which this prospectus is a part.

         Security. The Class A Bonds are secured, equally and ratably with all other bonds issued and outstanding under the Class A Mortgage, by a direct lien on substantially all of SCE&G's fixed property and franchises used or useful in its public utility businesses (except cash, securities, contracts and accounts receivable, materials and supplies, natural gas, oil, certain minerals and mineral rights and certain other assets) now owned by SCE&G. The lien of the Class A Mortgage is a first lien except that it is subject to (1) certain excepted encumbrances and (2) the fact that titles to certain properties are subject to reservations and encumbrances such as are customarily encountered in the public utility business and which do not materially interfere with their use. The Class A Mortgage contains provisions for the subjection (with certain exceptions and limitations) of after-acquired property of SCE&G to the lien thereof. (Granting Clauses)

         The Class A Mortgage prohibits SCE&G from acquiring property subject to prior liens if, following the acquisition, prior lien bonds would exceed 15% of the aggregate of outstanding bonds unless the principal amount of indebtedness secured by such prior liens does not exceed 70% of the cost of such property to SCE&G and unless, in certain cases, the net earnings of such property meet certain tests. (Section 7.05 and Fifty-third Supplemental Section 2.02)

         The Class A Trustee has a lien upon the property subject to the lien of the Class A Mortgage for payment of its reasonable compensation and expenses and for indemnification against certain liabilities. This lien is prior to the lien on behalf of the holders of bonds. (Section 16.10)

         Issuance of Additional Bonds. The principal amount of bonds which may be secured by the Class A Mortgage is limited to $5,000,000,000 but may be increased by a supplemental indenture or indentures without the consent of bondholders or stockholders. (Section 2.01 and Fifty-third Supplemental Section 1.04) Additional bonds may from time to time be issued on the basis of

o        70% of unfunded net property additions,

o        deposit of cash or

o        retirement of bonds.

With certain exceptions in the case of bonds issued on the basis of the retirement of bonds, we can issue bonds only if net earnings for 12 consecutive months out of the preceding 15 months are at least twice the annual interest requirements on all bonds to be outstanding and all prior lien bonds.

         SCE&G may withdraw, or apply to the purchase or redemption of bonds, cash deposited with the Class A Trustee as the basis for the issuance of bonds in an amount equal to the principal amount of bonds which SCE&G is then entitled to have authenticated and delivered. (Section 1.03 and Articles IV, V and VI) At June 30, 1999 unfunded net property additions were approximately $507.5 million, sufficient to permit the issuance of approximately $355.3 million principal amount of bonds under the Class A Mortgage. Retirement credits in the amount of $81.8 million were available at June 30, 1999.

         Sinking Fund. The Class A Mortgage requires SCE&G to deposit, on or before June 1 in each year, with the Class A Trustee as a "sinking fund requirement" an amount equal to 1% of the aggregate principal amount of bonds (other than bonds authenticated on the basis of retirements of other bonds and certain retired bonds). SCE&G may pay the sinking fund requirement in cash or bonds. In addition, we may satisfy a portion of the sinking fund requirement by certifying to the Class A Trustee unfunded net property additions in an amount equal to ten-sevenths of the portion of the sinking fund requirement being satisfied. Any cash deposited may be applied to the purchase or redemption of bonds of any series or may be withdrawn by SCE&G against deposit of bonds. (Section 2.12, Second Supplemental Section 2, Third through Fifth, Seventh through Eleventh, Thirteenth through Fifty-third Supplementals, Section 1.03 and Sixth and Twelfth Supplementals Section 2.03)

     Events of Default; Concerning the Trustee. The following are defaults under the Class A Mortgage:

o        SCE&G fails to make payments of principal or interest,

o        SCE&G fails to make any sinking fund or purchase fund payment,

o SCE&G files for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur, and

o        SCE&G fails to perform certain covenants or agreements.

Certain of these events become defaults only after the lapse of prescribed periods of time and/or notice from the Trustee. (Section 11.01) The Trust Indenture Act requires SCE&G to furnish the Class A Trustee with periodic evidence as to the absence of defaults and as to compliance with the terms of the Class A Mortgage.

         Upon the occurrence of a default under the Class A Mortgage, either the Class A Trustee or the holders of not less than 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable. However, if the default is cured, the holders of a majority in principal amount of outstanding bonds may rescind that declaration and waive the default and its consequences. (Section 11.05)

         The holders of a majority in principal amount of outstanding bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Class A Mortgage. (Section 11.12) No holder of any bond has the right to institute any proceeding with respect to the Class A Mortgage unless

o     the holder previously gave written notice of a default to the Class A
      Trustee,

o the holders of not less than 20% in principal amount of outstanding bonds tendered to the Class A Trustee reasonable indemnity against costs and liabilities and requested the Class A Trustee to take action,

o     the Class A Trustee declined to take action, and

o the holders of a majority in principal amount of outstanding bonds have given no inconsistent direction;

     provided, however, that each holder of a bond shall have the right to enforce payment of that Bond when due. (Section 11.14)

         Miscellaneous. Subject to certain exceptions and limitations contained in the Class A Mortgage, property subject to the lien of that mortgage may be released only upon the substitution of cash, divisional bonds, bonds authenticated under the Class A Mortgage or certain other property. (Article X) Amendments of the Class A Mortgage require the consent of the holders of 66 2/3% in principal amount of outstanding bonds; provided, the bondholders shall have no power

o to extend the maturity, or reduce the rate or extend the time of payment of interest on any bonds, or reduce the principal amount of any bonds, or change provisions relating to the sinking fund or the redemption provisions of any series of bonds outstanding under the Class A Mortgage, without the express consent of the holder of each bond which would be affected,

o to reduce the percentages of holders whose consent is required to enter into any supplemental indenture, without the consent of the holders of all bonds outstanding,

o to permit the creation by SCE&G of any mortgage or pledge or lien in the nature thereof, ranking prior to or equal with the lien of the Class A Mortgage on any of the mortgaged property, or

o to deprive the holder of any bond outstanding under the Class A Mortgage of the lien of the Class A Mortgage. (Fifty-third Supplemental Section 2.01)

Amendment of the Class A Mortgage by Vote of Trustee

         The Mortgage provides that, if SCE&G requests the holders of the Class A Bonds to eliminate the sinking provisions of the Mortgage, the Trustee, as such a holder, will vote to amend the Class A Mortgage to eliminate the sinking provisions accordingly. The Company intends to request the Trustee to do so at such time as the Trustee is the sole holder of the Class A Bonds. (Article Two, Fifty-third Supplemental)

         With respect to any other amendments to the Class A Mortgage, the Trustee will vote proportionately with what it reasonably believes will be the vote of the holders of all other Class A Bonds. However, if the proposed amendment of the Mortgage is an amendment or modification described under "Modification of Mortgage" that requires the prior consent of a majority in aggregate principal amount of the Outstanding Bonds (or if only certain series would be affected, the Outstanding Bonds of such series), then the Trustee will not vote in favor of that amendment unless the consent requirement has already been met. (Article Twelve)

                                BOOK-ENTRY SYSTEM

         If provided in the prospectus supplement, except under the circumstances described below, SCE&G will issue the New Bonds as one or more global Bonds (each a "Global Bond"), each of which will represent beneficial interests in the New Bonds. Each such beneficial interest in a Global Bond is called a "Book-Entry Bond" in this prospectus. We will deposit those Global Bonds with, or on behalf of, The Depository Trust Company, New York, New York, or another depository as we may subsequently designate (the "Depository") relating to the New Bonds, and register them in the name of a nominee of the Depository.

         So long as the Depository, or its nominee, is the registered owner of a Global Bond, the Depository or its nominee, as the case may be, will be considered the owner of that Global Bond for all purposes under the Mortgage. We will make payments of principal of, any premium and interest on the Global Bond to the Depository or its nominee, as the case may be, as the registered owner of that Global Bond. Except as set forth below, owners of a beneficial interest in a Global Bond will not be entitled to have any individual New Bonds registered in their names, will not receive or be entitled to receive physical delivery of any New Bonds and will not be considered the owners of New Bonds under the Mortgage.

         Accordingly, to exercise any of the rights of the registered owners of the New Bonds, each person holding a beneficial interest in a Global Bond must rely on the procedures of the Depository. If that person is not a Direct Participant (hereinafter defined), then that person must also rely on procedures of the Direct Participant through which that person holds its interest.

         The following information concerning DTC and DTC's book-entry system has been obtained from sources that SCE&G believes to be reliable, but neither SCE&G nor any underwriter, dealer or agent takes any responsibility for the accuracy of that information.

         DTC will act as securities depository for the Global Bonds. The Global Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered New Bond certificate will be issued for each issue of the New Bonds, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities
Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the SEC.

         Purchases of the New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

         To facilitate subsequent transfers, all New Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to DTC. If less than all of the New Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to SCE&G as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal and interest payments on the New Bonds will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail from SCE&G or the Trustee on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or SCE&G, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of SCE&G or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

         A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Bonds repaid by SCE&G, through its Participant, to the Trustee and shall effect delivery of such Book-Entry Bonds by causing the Direct Participant to transfer the Participant's interest in the Global Bond or Bonds representing such Book-Entry Bonds, on DTC's records, to the Trustee. The requirement for physical delivery of Book-Entry Bonds in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Bond or Bonds representing such Book-Entry Bonds are transferred by Direct Participants on DTC's records.

         DTC management is aware that some computer applications, systems, and the like for processing data ("Data Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Data Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

         However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

         According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to SCE&G or the Trustee. Under those circumstances, in the event that a successor securities depository is not obtained, New Bonds in certificated form are required to be printed and delivered. SCE&G may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, New Bonds in certificated form will be printed and delivered.

         Neither SCE&G nor the Trustee will have any responsibility or obligation to the Depositary, any Participant in the book-entry system or any Beneficial Owner with respect to (1) the accuracy of any records maintained by the Depository or any Participant; (2) the payment by the Depository or by any Participant of any amount due to any Participant or Beneficial Owner, respectively, in respect of the principal amount or purchase price or redemption price of, or interest on, any New Bonds; (3) the delivery of any notice by the Depository or any participant; (4) the selection of the Beneficial Owners to receive payment in the event of any partial redemption of the New Bonds; or (5) any other action taken by the Depository or any Participant.


                              PLAN OF DISTRIBUTION

         SCE&G may offer the New Bonds in any of three ways:

o        through underwriters or dealers,

o        directly to a limited number of purchasers or to a single purchaser, or

o        through agents.


         Each prospectus supplement will set forth:

o        the terms of the offering of the New Bonds,

o        the proceeds to SCE&G,

o any underwriting discounts and other items constituting underwriters' compensation, and

o any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

From time to time, SCE&G may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         If underwriters are involved, the New Bonds being sold will be acquired by them for their own account and they may resell the New Bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the New Bonds to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The applicable prospectus supplement will name any underwriter involved in a sale of New Bonds and the cover page will state the name of the managing underwriter. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all of the New Bonds to which that underwriting agreement relates if any are purchased. SCE&G may agree to indemnify any underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

         SCE&G may sell the New Bonds directly or through agents designated by SCE&G from time to time. In the applicable prospectus supplement, SCE&G will state the name of any agent involved in the offer or sale of the New Bonds as well as any commissions payable by SCE&G to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

                                     EXPERTS

     H. Thomas Arthur, II, Esq. has prepared or reviewed the statements made under "DESCRIPTION OF THE NEW BONDS," as to matters of law and legal conclusions. Such statements are made in reliance upon his authority as an expert. Mr. Arthur is a Senior Vice President, General Counsel and an Assistant Secretary of SCE&G.

         The consolidated financial statements incorporated by reference from SCE&G's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated, by reference into this prospectus and is so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.


                            VALIDITY OF THE NEW BONDS

     McNair Law Firm, P.A., of Columbia, South Carolina, and H. Thomas Arthur, II, Esq. of Columbia, South Carolina, will pass upon the validity of the New Bonds for SCE&G. Thelen Reid & Priest LLP, of New York, New York, will pass upon the validity of the New Bonds for any underwriters. Thelen Reid & Priest LLP will rely as to all matters of South Carolina law upon the opinion of H. Thomas Arthur, II, Esq. Thelen Reid & Priest LLP, from time to time, renders legal services to SCE&G.

     At July 31, 1999, H. Thomas Arthur, II, Esq. owned beneficially 9,331 shares of SCANA Corporation's Common Stock, including shares acquired by the trustee under its Stock Purchase-Savings Program by use of contributions made by Mr. Arthur and earnings thereon and including shares purchased by the trustee by use of SCANA contributions and earnings thereon.

                                  PART II
                          INFORMATION NOT REQUIRED
                               IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Securities and Exchange Commission filing fee....... $ 83,400
         Printing Expense....................................   25,000#
         Blue Sky and Legal fees.............................  160,000#
         Rating Agency fees..................................   37,000#
         Trustee fees........................................   25,000#
         Accounting services.................................   25,000#
         Miscellaneous.......................................   15,000#
          Total.............................................. $370,400#
# Estimated

Item 15. Indemnification of Directors and Officers

         The South Carolina Business Corporation Act of 1988 permits, and the Registrant's By-Laws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's By-Laws require indemnification of directors and officers with respect to expenses actually and necessarily incurred by them in connection with the defense or settlement of any action, suit or proceeding in which they are made parties by reason of having been a director or officer, except in relation to matters as to which they shall be adjudged to be liable for willful misconduct in the performance of duty and to such matters as shall be settled by agreement predicated on the existence of such liability. In addition, the Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 16. Exhibits

         Exhibits required to be filed with this registration statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the
                 Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, except for the assignment of a security rating pursuant to transaction requirement B-2 of Form S-3, which requirement the Registrant reasonably believes will be met by the time of sale, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 31, 1999.

(REGISTRANT)              South Carolina Electric & Gas Company


By:                       s/J. L. Skolds
(Name & Title):           J. L. Skolds, President and Chief Operating
                          Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

  (i) Principal executive officer:


By:                       s/W. B. Timmerman
(Name & Title):           W. B. Timmerman, Chairman of the Board,
                          Chief Executive Officer and Director
Date:                     August 31, 1999

  (ii) Principal financial officer:


By:                       s/K. B. Marsh
(Name & Title):           K. B. Marsh, Senior Vice President-Finance and
                          Chief Financial Officer
Date:                     August 31, 1999

  (iii) Principal accounting officer:


By:                       s/J. E. Addison
(Name & Title)            J. E. Addison, Vice President and Controller
Date:                     August 31, 1999

  (iv) Other Directors:

  *B. L. Amick; J. A. Bennett; W. B. Bookhart, Jr.,; W. T. Cassels, Jr.;
H. M. Chapman; E. T. Freeman; L. M. Gressette, Jr.; W. H. Hipp;
F. C. McMaster; L. M. Miller; J. B. Rhodes; M. K. Sloan

* Signed on behalf of each of these persons:


s/K. B. Marsh
K. B. Marsh
(Attorney-in-Fact)

                                  EXHIBIT INDEX

Exhibit No.
                Description

1.01            Underwriting Agreement
                Form of Underwriting Agreement relating to the New Bonds (Filed herewith on page 25)

2.01 Agreement and Plan of Merger, dated as of February 16, 1999 as amended and restated as of May 10, 1999, by and among Public Service Company of North Carolina, Incorporated, SCANA Corporation, New Sub I, Inc. and New Sub II, Inc. (Filed as
                Exhibit 2.1 to SCANA Form S-4 on May 11, 1999)

3.01 Restated Articles of Incorporation of SCE&G, as adopted on December 15, 1993 (Filed herewith on page 45)

3.02 Articles of Amendment of SCE&G, dated June 7, 1994 file June 9, 1994 (Filed herewith on page 87)

3.03 Articles of Amendment of SCE&G, dated November 9, 1994 (Filed herewith on page 90)

3.04 Articles of Amendment of SCE&G, dated December 9, 1994 (Filed herewith on page 92)

3.05 Articles of Correction of SCE&G, dated January 17, 1995 (Filed herewith on page 94)

3.06 Articles of Amendment of SCE&G, dated January 13, 1995 and filed January 17, 1995 (Filed herewith on page 95)

3.07 Articles of Amendment of SCE&G, dated March 30, 1995 (Filed herewith on page 97)

3.08 Articles of Correction of SCE&G - Amendment to Statement filed March 31, 1995, dated December 13, 1995 (Filed herewith on page 99)

3.09 Articles of Amendment of SCE&G, dated December 13, 1995 (Filed herewith on page 100)

3.10 Articles of Amendment of SCE&G, dated February 18, 1997 (Filed as Exhibit 3-L to Registration Statement No. 333-24919)

3.11 Articles of Amendment of SCE&G, dated February 21, 1997 (Filed herewith on page 102)

3.12 Articles of Amendment of SCE&G, dated April 22, 1997 (Filed herewith on page 104)

3.13 Articles of Amendment of SCE&G, dated April 9, 1998 (Filed herewith on page 108)

3.14 By-Laws of SCE&G as revised and amended on December 17, 1997 (Filed herewith on page 110)


Exhibit No.
                Description

4.01 Indenture dated as of January 1, 1945, from the South Carolina Power Company (the "Power Company") to Central Hanover Bank and Trust Company, as Trustee, as supplemented by three Supplemental Indentures dated respectively as of May 1, 1946, May 1, 1947 and July 1, 1949 (Filed as Exhibit 2-B to Registration Statement No. 2-26459)

4.02 Fourth Supplemental Indenture dated as of April 1, 1950, to Indenture referred to in Exhibit 4.01, pursuant to which SCE&G assumed said Indenture (Filed as Exhibit 2-C toRegistration Statement No. 2-26459)

4.03 Fifth through Fifty-second Supplemental Indentures referred to in Exhibit 4.01 dated as of the dates indicated below and filed as exhibits to the Registration Statements and 1934 Act reports whose file numbers are set forth below:

   December 1, 1950       Exhibit 2-D             to registration No. 2-26459
   July 1, 1951           Exhibit 2-E             to Registration No. 2-26459
   June 1, 1953           Exhibit 2-F             to Registration No. 2-26459
   June 1, 1955           Exhibit 2-G             to Registration No. 2-26459
   November 1, 1957       Exhibit 2-H             to Registration No. 2-26459
   September 1, 1958      Exhibit 2-I             to Registration No. 2-26459
   September 1, 1960      Exhibit 2-J             to Registration No. 2-26489
   June 1, 1961           Exhibit 2-K             to Registration No. 2-26459
   December 1, 1965       Exhibit 2-L             to Registration No. 2-26459
   June 1, 1966           Exhibit 2-M             to Registration No. 2-26459
   June 1, 1967           Exhibit 2-N             to Registration No. 2-26459
   September 1, 1968      Exhibit 4-O             to Registration No. 2-29693
   June 1, 1969           Exhibit 4-C             to Registration No. 2-31569
   December 1, 1969       Exhibit 4-O             to Registration No. 33-38580
   June 1, 1970           Exhibit 4-R             to Registration No. 2-35388
   March 1, 1971          Exhibit 2-B-17          to Registration No. 2-37363
   January 1, 1972        Exhibit 2-B             to Registration No. 2-40324
   July 1, 1974           Exhibit 2-A-19          to Registration No. 33-38580
   May 1, 1975            Exhibit 4-C             to Registration No. 2-51291
   July 1, 1975           Exhibit 2-B-21          to Registration No. 33-38580
   February 1, 1976       Exhibit 2-B-22          to Registration No. 2-53908
   December 1, 1976       Exhibit 2-B-23          to Registration No. 2-55304
   March 1, 1977          Exhibit 2-B-24          to Registration No. 2-57936
   May 1, 1977            Exhibit 4-C             to Registration No. 2-58662
   February 1, 1978       Exhibit 4-C             to Registration No. 33-38580
   June 1, 1978           Exhibit 2-A-3           to Registration No. 2-61653
   April 1, 1979          Exhibit 4-C             to Registration No. 33-38580
   June 1, 1979           Exhibit 2-A-3           to Registration No. 33-38580
   April 1, 1980          Exhibit 4-C             to Registration No. 33-38580
   June 1, 1980           Exhibit 4-C             to Registration No. 33-38580
   December 1, 1980       Exhibit 4-C             to Registration No. 33-38580
   April 1, 1981          Exhibit 4-D             to Registration No. 33-49421
   June 1, 1981           Exhibit 4-D             to Registration No. 2-73321
   March 1, 1982          Exhibit 4-D             to Registration No. 33-49421
   April 15, 1982         Exhibit 4-D             to Registration No. 33-49421
   May 1, 1982            Exhibit 4-D             to Registration No. 33-49421
   December 1, 1984       Exhibit 4-D             to Registration No. 33-49421
   December 1, 1985       Exhibit 4-D             to Registration No. 33-49421
   June 1, 1986           Exhibit 4-D             to Registration No. 33-49421
   February 1, 1987       Exhibit 4-D             to Registration No. 33-49421
   September 1, 1987      Exhibit 4-D             to Registration No. 33-49421

Exhibit No.
                Description

    January 1, 1989       Exhibit 4-D             to Registration No. 33-49421
    January 1, 1991       Exhibit 4-D             to Registration No. 33-49421
    February 1, 1991      Exhibit 4-D             to Registration No. 33-49421
    July 15, 1991         Exhibit 4-D             to Registration No. 33-49421
    August 15, 1991       Exhibit 4-D             to Registration No. 33-49421
    April 1, 1993         Exhibit 4-E             to Registration No. 33-49421
    July 1, 1993          Exhibit 4-D             to Registration No. 33-57955

4.04 Fifty-Third Supplemental Indenture, dated as of May 1, 1999, to Indenture referred to in Exhibit 4.01 (Filed herewith on page 128)

4.05 Indenture dated as of April 1, 1993 from South Carolina Electric & Gas Company to NationsBank of Georgia, National Association (Filed as Exhibit 4-F to Registration Statement No. 33-49421)

4.06            First Supplemental Indenture to Indenture  referred to in
                Exhibit 4.05 dated as of June 1, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-49421)

4.07            Second  Supplemental  Indenture  to  Indenture  referred  to  in
                Exhibit 4.05 dated as of June 15, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-57955)

5.01            Opinion Re Legality
                Opinion of H. T. Arthur, II, Esq. (Filed herewith)

8.01            Opinion Re Tax Matters (Not Applicable)

10.01 Supplemental Executive Retirement Plan (Filed herewith on page 170)

12.01           Statements Re Computation of Ratios (Filed herewith)

15.01           Letter Re Unaudited Interim Financial Information
                (Not Applicable)

23.01           Consents of Experts and Counsel
                A.       Consent of Deloitte & Touche LLP (Filed herewith)
                B. Consent of H. T. Arthur, II, Esq. is contained in his opinion filed as Exhibit 5.01.

24.01           Power of Attorney (Filed herewith)

25.01           Statement of Eligibility of Trustee
                Statement of Eligibility of The Bank of New York, as Trustee (Form T-1) (Filed herewith)

26.01           Invitations for Competitive Bids (Not Applicable)

27.01           Financial Data Schedule (Not Applicable)

99.01           Additional Exhibits (Not Applicable)